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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)       October 31,  2002
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                              Millennium Cell Inc.
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               (Exact Name of Registrant as Specified in Charter)




          Delaware                    000-31083                 22-3726792
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(State or Other Jurisdiction      (Commission File             (IRS Employer
      of Incorporation)                Number)               Identification No.)


              1 Industrial Way West, Eatontown, New Jersey  07724
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(Address of Principal Executive Offices)                  (Zip Code)



Registrant's telephone number, including area code        (732) 542-4000
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                           Not Applicable
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       (Former Name or Former Address, if Changed Since Last Report)




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Item 5. Other Events
     On October 31, 2002, we entered into a private placement transaction with two accredited investors. In the June 2002 financing, we sold common stock and warrants at a discount to their then current market price to two investors for gross proceeds of $3,000,000 and one of those investors was committed to purchase $12 million of convertible debentures. In order to complete the SEC registration process, the issuance of the $12 million of secured convertible debentures has been replaced by the October 2002 private placement. In the October 2002 private placement, we sold 588,790 shares of common stock at a discount to the then current market price for gross proceeds of $1,000,000 and warrants to purchase 147,198 shares of common stock to the purchasers. In addition, as described below and subject to satisfaction of certain conditions, one of the purchasers is obligated to purchase the following:


   o $3.5 million principal amount of unsecured convertible debentures and warrants to acquire 242,678 shares of common stock, and

   o $8.5 million principal amount of secured convertible debentures and warrants to acquire 589,376 shares of common stock.

     Unsecured Convertible Debentures. Upon satisfaction of certain conditions not within the control of the purchasers, the unsecured convertible debentures and related warrants are expected to be issued upon effectiveness of a registration statement relating to the resale of the underlying shares of common stock. The unsecured convertible debentures will be in aggregate principal amount of $3.5 million and will be due June 30, 2003, subject to six 30 day extensions. The unsecured convertible debentures are convertible to common stock at a conversion price of $4.25, subject to anti-dilution and other conversion price adjustments. The unsecured convertible debentures bear interest at 4%. The Company is also permitted to issue shares of common stock to satisfy the interest obligation, if certain conditions to such issuance are satisfied. Any such shares issued would also be at a discount to the then current market price. In addition, the Company must comply with several restrictive financial covenants.

     Secured Convertible Debentures. Upon satisfaction of certain conditions, including receipt of shareholder approval as required by the rules of The Nasdaq Stock Market, the secured debentures and related warrants are expected to be issued. At the time of filing the registration statement, the debentures would be secured by a letter of credit. The secured convertible debentures will be in the aggregate principal amount of $8.5 million and will be due three years from the date of issuance. The proceeds of the secured convertible debentures are pledged by the Company to the letter of credit bank as security. The secured debentures are convertible to common stock at an initial conversion price of $4.25, subject to anti-dilution adjustments. The secured debentures bear interest at the money market rate for funds on deposit at Wachovia Bank, National Association.

     Secured convertible debentures are subject to an automatic conversion to unsecured convertible debentures under certain circumstances. More specifically, when the aggregate principal amount of unsecured convertible debentures falls below $1.0 million (a "Triggering Event"), the Company would file a new registration statement relating to the shares underlying an additional aggregate principal amount of $3 million of unsecured convertible debentures (the "A-2 Unsecured Debentures"). At the time of filing the registration statement, the debentures would be secured by a letter of credit. Upon effectiveness of such registration statement and,

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without further action, the letter of credit would terminate and the debentures would become A-2 Unsecured Debentures. When the letter of credit terminates, the funds securing the letter of credit would be released to the Company by the bank.

     The process would repeat itself upon the occurrence of a Triggering Event with respect to the A-2 Unsecured Debentures. At that time, the Company would file another registration statement relating to an additional $3 million aggregate principal amount of unsecured convertible debentures (the "A-3 Unsecured Debentures"). As before, at the time of filing the registration statement, the debentures would be secured by a letter of credit. When the registration statement is declared effective, the letter of credit would terminate and the letter of credit bank would release the proceeds to the Company. Similarly, a final tranche relating to the remaining $2.5 million of secured convertible debentures would automatically convert to A-4 Unsecured Debentures.

     Warrants. The Company also granted or agreed to grant an aggregate of 147,198 and 242,678 shares of common stock issuable upon exercise of warrants granted in connection with the sale of the common stock in October 2002 and to be granted in connection with the issuance of the unsecured convertible debentures, respectively. The warrants are exercisable immediately at an exercise price of $2.32 and $3.00, respectively, which may change in the future based on certain anti-dilution adjustments. In addition, the Company is obligated to grant warrants to purchase 589,376 shares of common stock in connection with the issuance of $8.5 million aggregate principal amount of letter of credit secured convertible debentures, exercisable upon issuance at an exercise price of $3.93, subject to anti-dilution adjustments.

     All warrants may not be exercised and all debentures may not be converted to the extent that a holder thereof would then beneficially own, together with its affiliates, more than 9.999% of our common stock then outstanding subsequent to the applicable conversion or exercise.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     MILLENNIUM CELL INC.
                                    (Registrant)


                                    By: /s/ Norman R. Harpster, Jr.
                                        ___________________________________
                                        Norman R. Harpster, Jr.
                                        Vice President-Finance and International
                                        Business-Chief Financial Officer



Dated: November 5, 2002
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